Exhibit 4.26

Private & confidential

Dated: 26th January, 2026

DRYTHREE CORP.

(as Borrower)

- and -

PIRAEUS BANK S.A.

(as Lender)

FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 27th June, 2024

for a loan facility of (originally) US $16,500,000

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) made this 26th day of January, 2026

B E T W E E N:

(1)	PIRAEUS BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic having its registered office at 4, Amerikis Street, Athens, Greece, with General Commercial Registry Corporate Registration Number (ΓΕΜΗ): 157660660000 acting for the purposes of this Agreement through that office, as lender (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	DRYTHREE CORP., a corporation duly incorporated in the Republic of Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Borrower”, which expression shall include its successors)

IS SUPPLEMENTAL to a loan agreement dated 27th June, 2024 made between (1) the Borrower, as borrower, and (2) the Lender, as Lender (the “Principal Agreement”), whereby the Lender agreed, on the terms and conditions contained therein, to make available to the Borrower, as borrower, a secured term loan facility in the amount of up to United States Dollars Sixteen million five hundred thousand ($16,500,000) (the “Loan”) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be further amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)	the Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Borrower, as borrower, the full amount of the Commitment in the principal amount of United States Dollars Sixteen million five hundred thousand ($16,500,000) and (b) as the date hereof the principal amount of United States Dollars Fourteen million six hundred ten thousand (US$14,610,000) in respect of the Loan remains outstanding;

(B)	pursuant to a Corporate Guarantee dated 27th June, 2024 (the “Corporate Guarantee A”), the Corporate Guarantor A (as therein defined), irrevocably and unconditionally guaranteed the due and timely repayment of 60% of the at the relevant time outstanding indebtedness of the Borrower under the Loan Agreement and the Security Documents and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

(C)	pursuant to a Corporate Guarantee dated 27th June, 2024 (the “Corporate Guarantee B”), the Corporate Guarantor B (as therein defined) irrevocably and unconditionally guaranteed the due and timely repayment of 40% of the at the relevant time outstanding indebtedness of the Borrower under the Loan Agreement and the Security Documents and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

(D)	pursuant to a Manager’s Undertaking dated 28th June, 2024 (the “Manager’s Undertaking”) Konkar Shipping Agencies S.A., of Panama and having a licensed office in Greece (at 59 K. Karamanli Street, Maroussi 15125, Greece) under its capacity as Manager of the Vessel (as hereinafter defined) (the “Manager”), has (inter alia) subordinated any claims it may have against the Borrower and/or the Vessel to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(D)	pursuant to a deed of Shares Pledge dated 27th June, 2024 (the “Shares Pledge”) made between the Shareholder (as therein defined) , as Shareholder and the Lender, the Shareholder (inter alia) mortgaged, pledged and charged and otherwise created an Encumbrance in the Security Assets (as therein defined) in respect of the Secured Shares (as therein defined) as security for the Secured Liabilities (as therein defined)

1

(E)	the Borrower and the other Security Parties have requested the Lender to grant its consent to :

(a)	the amendment of the Margin;

(b)	the amendment of the repayment schedule of the Loan;

(c)	the extension of the Maturity Date;

(Borrower’s requests under sub-paragraphs (a) to (c) of this paragraph (D), hereinafter collectively called the “Request”) and the Lender has agreed to the Request conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 4 (Conditions) shall have been satisfied and this Supplemental Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended and/or supplemented and as the same may from time to time be further amended and/or supplemented;

“Margin Switch Date” means 27th January, 2026;

“Mortgage” means the first preferred Marshall Islands ship mortgage dated 28 June, 2024 recorded over the Vessel in favour of the Lender on June 28, 2024 at 11:16 A.M., E.E.S.T in Piraeus (June 28, 2024 at 04:16 A.M., E.D.S.T. in the Central Office of the Maritime Administrator) in Book PM 35 at Page 1387;

“Mortgage Amendment” means the amendment No. 1 to the Mortgage, whereby the Mortgage shall be amended as therein provided, executed by the Borrower, as owner of the Vessel, in favour of the Lender, in form satisfactory to the Lender;

“Transaction Documents” together means this Supplemental Agreement and the Mortgage Amendment, and “Transaction Document” means any of them as the context may require; and

2

“Vessel” means the bulk carrier m/v “KONKAR VENTURE” of about 44,127 gt and 27,581 nt, built in 2015 in China, IMO No. 9738052, registered under the laws and flag of the Republic of the Marshall Islands at the Ships’ Registry of the port of Majuro in the ownership of the Borrower with Official No. 6281, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel.

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Construction) of the Principal Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties under the Finance Documents

The Borrower hereby represents and warrants to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and each of the Security Documents to which the Borrower is a party (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrower hereby represents and warrants to the Lender as at the date of this Supplemental Agreement that:

a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the other Transaction Documents, and has complied with all statutory and other requirements relative to its business;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the other Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement and the other Transaction Documents or otherwise perform its obligations hereunder;

c.	each of the Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Supplemental Agreement and the other Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

3

e.	no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrower or either Corporate Guarantor is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or either Corporate Guarantor, which, if adversely determined, would have a Material Adverse Effect on any of them ; and

f.	no Event of Default has occurred and is continuing and neither the Borrower nor either Corporate Guarantor has been declared in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound.

2.3	Survival

The representations and warranties of the Security Parties in this Supplemental Agreement (except in relation to the representation and warranty under paragraph 2.2 (f)) shall survive the execution of this Supplemental Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Security Parties, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), that the Principal Agreement be amended in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement).

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and their legal advisers:

a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the other corporate Security Parties;

b.	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c.	original duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director, as the case may be, of the Borrower evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

4

d.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e.	the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party;

f.	such favourable legal opinions from lawyers acceptable to the Lender and their legal advisors as the Lender shall require;

g.	the Mortgage Amendment duly executed by the respective parties thereto and, where appropriate, duly registered through the appropriate Registry over the Vessel in favour of the Lender; and

h.	evidence that the amendment fee, as set out in Clause 9.1 (Amendment Fee) has been paid to the Lender.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect from the Margin Switch Date, the following definition in Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows :

“Margin” means one point eight zero per centum (1.80%) per annum;

b.	with effect from the Effective Date, the following definition in Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows :

“Maturity Date” means the 27th day of December, 2029;

c.	with effect from the Effective Date, Clause 4.1 (Repayment) of the Principal Agreement shall be amended to read as follows:

“Subject to any obligation to pay earlier under this Agreement, the Borrower shall, and it is expressly undertaken by the Borrower to, repay the Loan, which as of the date of the First Supplemental Agreement amounts to Fourteen million six hundred ten thousand (US$14,610,000) by (a) sixteen (16) consecutive quarterly Repayment Instalments (the “Repayment Instalments” and each a “Repayment Instalment”) to be repaid on each of the Repayment Dates, so that the first Repayment Instalment is repaid on 27th March, 2026 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 16th) of such Repayment Instalments falling due for payment on the Maturity Date and (b) a balloon instalment (the “Balloon Instalment”) in the amount of Nine million five hundred seventy thousand Dollars ($9,570,000) falling due for payment on the Maturity Date; subject to the provisions of this Agreement the amount of each of such Repayment Instalments shall be in the amount of Dollars Three hundred fifteen thousand ($315,000);

5

provided, that (a) if the last Repayment Date would otherwise fall after the Maturity Date, the last Repayment Date shall be the Maturity Date, (b) there shall be no Repayment Dates after the Maturity Date, (c) on the Maturity Date the Borrower shall also pay to the Lender any and all other moneys then due and payable under this Agreement and the other Finance Documents and (d) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.”;

d.	with effect from the Effective Date, the following new definitions shall be added in alphabetical order in Clause 1.2 (Definitions) of the Principal Agreement :

“First Supplemental Agreement” means the First Supplemental Agreement dated 26th January, 2026 supplemental to this Agreement executed and made between the Borrower and the Lender, whereby this Agreement has been amended as therein provided;

“Mortgage Amendment” means the amendment No. 1 to the Mortgage, whereby the Mortgage shall be amended as therein provided, executed by the Borrower, as owner of the Vessel, in favour of the Lender, in form satisfactory to the Lender;”; and

e.	with effect from the Effective Date, two additional paragraph (bb) will be added in Clause 8.1 (Undertakings) after paragraph (aa) reading as follows:

“(bb)	Fuel Oil and Consumption Data

upon the request of the Lender and at the cost of the Borrower, on or before 31st July in each calendar year, supply or procure the supply by the relevant Classification Society (as specified by the Lender) to the Lender of, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with a Carbon Intensity and Climate Alignment Certificate (if available), in each case relating to the Vessel for the preceding calendar year, for the purposes of calculating the Lender’s portfolio climate score.

For the purposes of this Sub-Clause (cc) (Fuel Oil and Consumption Data) of this Clause 8.1:

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (“MARPOL”), as modified by the Protocol of 1978 relating thereto.

6

“Carbon Intensity and Climate Alignment Certificate” means a certificate from a Recognised Organisation relating to the Vessel and a calendar year setting out:

(i)	the average efficiency ratio of the Vessel for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and

(ii)	the climate alignment of the Vessel for such calendar year:

“Recognised Organisation” means an organisation which is likely to be the Classification Society representing the Vessel’s flag state and, for the purposes of this Sub-Clause (cc) (Fuel Oil and Consumption Data) of this Clause 8.1, duly authorised to determine whether the Borrower has complied with regulation 22A of Annex VI.

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.”;

f.	with effect from the Effective Date, a new Clause 13.10 will be added at the end of Clause 13 (Application of moneys, Set-Off, Pro-rata payments and Miscellaneous) reading as follows:

“13.10 Evidence

It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or default rate as per Clause 3.4 (Default Interest) or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.2(a) (Security shortfall), the payment or non-payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.”

5.2	Security Documents

With effect as from the Effective Date the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement, this Supplemental Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

7

5.3	Construction

With effect from the Effective Date all references in the Principal Agreement and the other Finance Documents to:

(a)	“this Agreement”, “hereunder”, “herein” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement; and

(b)	“Mortgage” shall be construed as references to the Mortgage, as amended and/or supplemented by the Mortgage Amendment.

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

The Borrower hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended and/or supplemented by this Supplemental Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement, the Mortgage and the deed of covenant supplemental thereto and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated in extenso herein, and the security constituted by the Security Documents shall continue to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8

8.2	Supplemental Agreement – Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	COSTS AND EXPENSES

9.1	Amendment Fee

The Borrower shall pay to the Lender an amendment fee in an amount of Twenty four thousand Dollars ($24,000) concurrently with or prior to the signing of this Supplemental Agreement.

9.2	Costs and expenses

The Borrower hereby covenants and agrees to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.3	Stamp Duty etc.

The Borrower hereby covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement, any other Transaction Document and/or any further document executed pursuant hereto.

10.	ASSIGNMENT

The provisions of Clause 15 (Assignment, Transfer and Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11.	MISCELLANEOUS

11.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 16 (Notices and other matters) and 13.6 (Severability) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

9

11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12.	LAW AND JURISDICTION

12.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clauses 17 (Governing Law) and 18 (Jurisdiction) of the Principal Agreement (as hereby amended) shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

10

EXECUTION PAGE

Borrower
SIGNED by	)
Mr. Ioannis Chalkias	)
for and on behalf of	)
DRYTHREE CORP.,	)
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:
Name:	Alexandra Pagoni
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

LENDER

SIGNED by	)
Mr. Charalampos Birlis	)
And Mrs. Olga Voutsa	)	Attorney-in-fact
for and on behalf of	)
PIRAEUS BANK S.A.,	)
in the presence of:	)	Attorney-in-fact

Witness:
Name:	Alexandra Pagoni
Address:	Defteras Merarchias 13
Piraeus, Greece
Occupation:	t. Attorney-at-law

11

ACKNOWLEDGEMENT

We, PYXIS TANKERS INC., a corporation duly incorporated in the Republic of the Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Fourteen million six hundred ten thousand (US$14,610,000) in respect of the Loan remains outstanding; and

(b)	notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Corporate Guarantee A (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee A (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee A (as defined therein).

Dated: 26th January, 2026

For and on behalf of

PYXIS TANKERS INC.

(as Corporate Guarantor A)

Konstantinos Lytras
Attorney-in-fact

12

ACKNOWLEDGEMENT

We, KONKAR SHIPPING AGENCIES S.A., a corporation duly incorporated in the Republic of Panama, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Fourteen million six hundred ten thousand (US$14,610,000) in respect of the Loan remains outstanding; and

(b)	notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Corporate Guarantee B (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee B (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee B (as defined therein).

Dated: 26th January, 2026

For and on behalf of

KONKAR SHIPPING AGENCIES S.A.

(as Corporate Guarantor B)

Konstantinos Lytras
Attorney-in-fact

13

ACKNOWLEDGEMENT

We, Konkar Shipping Agencies S.A., a corporation duly incorporated in the Republic of Panama, having an office established in Greece (at 59 K. Karamanli Street, Maroussi 15125, Greece) under laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Manager’s Undertaking (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Manager’s Undertaking (as defined therein) for all obligations and liabilities assumed by us under the Manager’s Undertaking (as defined therein).

Dated: 26th January, 2026

For and on behalf of

Konkar Shipping Agencies S.A., of Panama

(as Manager)

Konstantinos Lytras
Attorney-in-fact

14

ACKNOWLEDGEMENT

We, ACCUSHIP MARITIME LTD, a corporation duly incorporated in the Republic of the Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a)	as at the date hereof the principal sum of United States Dollars Fourteen million six hundred ten thousand (US$14,610,000) in respect of the Loan remains outstanding; and

(b)	notwithstanding the variation to the Principal Agreement contained in Clause 5 (Variations to the Principal Agreement) of the above First Supplemental Agreement, the provisions of the Shares Pledge (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Shares Pledge (as defined therein) for all obligations and liabilities assumed by us under the Shares Pledge (as defined therein).

Dated: 26th January, 2026

For and on behalf of

ACCUSHIP MARITIME LTD

(as Shareholder)

Konstantinos Lytras
Attorney-in-fact

15